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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY


Company                                   Percent Owned
-------                                   -------------

Gaston Federal Bank                           100%  Owned by the Company

Gaston Financial Services, Inc.               100%  Owned by the Bank
 (dba Gaston Federal Investment Services)